CERTIFICATE OF AMENDMENT
                    TO THE RESTATED ARTICLES OF INCORPORATION
                                       OF
                            COMSTOCK RESOURCES, INC.

     Pursuant to the provisions of Section 78.390 of the Nevada General Corporation Law, the undersigned corporation adopts the following Certificate of Amendment to its Restated Articles of Incorporation:

     FIRST: The name of the corporation is COMSTOCK RESOURCES, INC.

     SECOND: The following amendment to the Restated Articles of Incorporation of the corporation was adopted by the shareholders of the corporation on May 15, 1997 in the manner prescribed by the Nevada General Corporation Law:

     BE  IT  RESOLVED,   that  Article  Fourth  of  the  Restated   Articles  of
Incorporation of the Corporation be amended to read in its entirety as follows:

     "FOURTH: That the amount of the total of the authorized capital stock of the corporation is Fifty-five Million (55,000,000) shares of which Fifty Million (50,000,000) shares are Common Stock, Fifty Cents ($.50) par value per share, and Five Million (5,000,000) shares are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges as may be determined by resolution of the Board of Directors of the Corporation."

     THIRD: The number of shares of the corporation outstanding at the time of the adoption of such amendment was 25,496,916 shares of the corporation's common stock, including equivalent shares of the Series 1995 Convertible Preferred Stock, $.50 par value per share; and the number of shares entitled to vote thereon was 25,496,916.

     FOURTH: The number of shares voted for the foregoing amendment was 17,361,319; and the number of shares voted against such amendment was 126,917.

     IN WITNESS WHEREOF, the undersigned officers of the corporation have executed the Certificate of Amendment on behalf of the corporation this 1st day of July, 1997.


                    COMSTOCK RESOURCES, INC.

                        /s/M. JAY ALLISON
                    By: M. Jay Allison, President and Chief Executive Officer

                        /s/ROLAND O. BURNS
                    By: Roland O. Burns, Secretary

STATE OF TEXAS       ss.
                     ss.
COUNTY OF DALLAS     ss.

     I, , a Notary Public do hereby certify that on this 1st day of July, 1997, personally appeared before me M. Jay Allison, who declared that he is President of the corporation executing the foregoing instrument, and Roland O. Burns, who declared to me that he is Secretary of the corporation executing the foregoing instrument, and each being first duly sworn, acknowledged that they signed the foregoing instrument in the capacity therein set forth and declared that the statements therein contained are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 1st day of July, 1997.


My Commission Expires: 11-12-00                   Name: /s/DEBRA A. ENDRES
                                                  Notary Public in and for
                                                  the State of Texas